EXHIBIT 10.2

R & G Financial Corporation
2004 STOCK OPTION PLAN

INCENTIVE STOCK OPTION AGREEMENT

     Stock Option Agreement (this “Option Agreement”), dated as of             (the “Grant Date”), between R & G Financial Corporation (the “Company”) and             (the “Participant”). This Option Agreement is pursuant to the terms of the R & G Financial Corporation 2004 Stock Option Plan (the “Plan”), a copy of which has been furnished to the Participant and the terms of which are incorporated herein by reference. Unless otherwise indicated, whenever capitalized terms are used in this Option Agreement, they shall have the meanings set forth in the Plan.

     Section 1. Grant of Options. The Participant is hereby granted an option representing             shares of Common Stock (“Shares”) under the terms and conditions specified herein (the “Option”). Such Option is intended to constitute an Incentive Stock Option. If the Option granted hereunder fails to qualify as an Incentive Stock Option for any reason, then the Option, or portion thereof that does not so qualify, shall be treated as a Nonqualified Stock Option.

     Section 2. Option Price. The exercise price of the Option shall be $        per share (the “Option Price”).

     Section 3. Vesting of Option.

     3.1     Vesting Schedule. The Option shall vest and become exercisable based on the passage of time according to the following vesting schedule:

20% of the Shares vest 1 year from the Grant Date.
40% of the Shares vest 2 years from the Grant Date.
60% of the Shares vest 3 years from the Grant Date.
80% of the Shares vest 4 years from the Grant Date.
100% of the Shares vest 5 years from the Grant Date.

     3.2     Accelerated Vesting. Notwithstanding Section 3.1, the Option shall become fully and immediately vested and exercisable upon: (i) a Sale Event; or (ii) upon the death, Disability or Retirement of the Participant as set forth in Section 8.01(b) of the Plan.

     3.3     Discretionary Vesting. The Board may, in its sole discretion, accelerate the vesting of the Option at any time and for any reason.

     Section 4. Incentive Stock Option Limitation. Pursuant to section 422(d) of the Code and the applicable provision of the PRC, to the extent the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its subsidiaries exceeds $100,000, such options shall be treated as Nonqualified Stock Options (the Company shall designate which options will be treated as Nonqualified Stock Options).

     Section 5. Option Term. The Option may be exercised, to the extent that it is vested pursuant to Section 3, during the Option Term, unless earlier terminated in accordance with the terms of the Plan. For purposes hereof, the “Option Term” shall commence on the Grant Date and shall expire on the tenth anniversary thereof. Upon the expiration of the Option Term, to the extent unexercised, the Option shall terminate and be of no further force or effect.

     Section 6. Exercise of Option. An Option may be exercised by the Participant (or such other person as may be specified in the Plan) to the extent vested, with respect to whole shares only, by giving written notice to the Company of exercise along with payment of the aggregate exercise price. The Option Price for the Shares acquired pursuant to the exercise of the Option shall be paid: (i) in cash or by check; (ii) in whole shares of Common Stock; or (iii) a combination of (i) and (ii) above. The value of any share of Common Stock delivered in payment of the Option Price shall be its Fair Market Value on the date the Option is exercised.

     Section 7. Withholding of Taxes. The Company shall withhold from any amounts due and payable by the Company to the Participant (or secure payment from the Participant in lieu of withholding) the amount of any federal or state withholding or other taxes, if any, due from the Company with respect to the exercise of the Option, and the Company may defer such issuance until such withholding or payment is made unless otherwise indemnified to its satisfaction with respect thereto. The Company shall have the right to: (i) make deductions from any settlement of this Option, including the delivery of Shares, or require Shares or cash, or both, be withheld from any settlement of this Option, in each case in an amount sufficient to satisfy the withholding obligation; or (ii) take such other action as may be necessary or appropriate to satisfy the withholding obligation.

     Section 8. Adjustments. If at any time while the Option is outstanding, the number of outstanding shares of Common Stock is changed by reason of a reorganization, recapitalization, stock split or any other event described in Article V of the Plan, the number and/or kind of Shares subject to the Option and/or the Option Price of such Shares shall be adjusted in accordance with the provisions of the Plan.

     Section 9. Option Not Transferable. This Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except by will or laws of descent and distribution, and during the Participant’s life, may only be exercised by the Participant. Any attempt to effect a transfer of this Option that is not otherwise permitted by the Board, the Plan, or this Option Agreement shall be null and void.

     Section 10. Disqualifying Disposition. If Shares acquired by exercise of the Option are disposed of within two years following the Grant Date or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Board may reasonably require.

     Section 11. No Rights as Shareholder or Continued Employment.

     11.1     No Right as Shareholder. The Participant shall not have any privileges of a Shareholder of the Company with respect to any Shares subject to (but not acquired upon valid exercise of) the Option, nor shall the Company have any obligation to pay any dividends or otherwise afford any rights to which Shares are entitled with respect to such Shares, until the date of the issuance to the Participant of a stock certificate evidencing such Shares.

     11.2     No Right to Continued Employment. Nothing in this Option Agreement shall confer upon a Participant who is an employee of the Company or any of its subsidiaries any right to continue in the employ of the Company or any of its subsidiaries or to interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant’s employment at any time.

     Section 12. Miscellaneous Provisions.

     12.1     Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be deemed to have been duly given when delivered by hand or three days after being deposited in the mail, postage prepaid or, in the case of facsimile notice, when received, addressed as follows or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         If to the Company, to the following address:

R & G Financial Corporation
280 Jesus T. Piñero Avenue
Hato Rey, San Juan, Puerto Rico 00918
Attn: Joseph R. Sandoval,
         Executive Vice President and Chief Financial Officer
Facsimile: (787) 766-8175

         If to the Participant, to the address or facsimile number as shown on the signature page hereto.

     12.2     Amendment. This Option Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Option Agreement.

     12.3     Governing Law. This Option Agreement shall be construed and interpreted in accordance with and governed by the laws of the Puerto Rico, other than the conflict of laws provisions of such laws.

     12.4     Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

     12.5     Construction. The construction of this Option Agreement is vested in the Board, and the Board’s construction shall be final and conclusive on all persons.

     IN WITNESS WHEREOF, this Option Agreement has been executed and delivered by the parties hereto.

PARTICIPANT	R & G FINANCIAL CORPORATION

Name:	Name:

Title:

Address:

Telephone number:

Facsimile:

4